Exhibit 10.77

Execution Copy

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”) is entered into by and between, ADA-ES Inc., a Colorado corporation having its principal place of business at 8100 South Park Way, Unit B, Littleton, CO 80120-4525 (“Licensor”) and Clean Coal Solutions, LLC (f/k/a ADA-NexCoal, LLC), a Colorado limited liability company having its principal place of business at 3300 S. Parker Road, Suite 310, Aurora, Colorado 80014 (“Licensee”), and is effective as of October 30, 2009 (the “Effective Date”). Licensor and Licensee are sometimes hereinafter individually referred to as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, Licensor is the sole owner of all right, title and interest in and to the inventions and subject matter disclosed in the Patents (as defined below);

WHEREAS, Licensor previously licensed the Patents to Licensee in return for 100% of the ownership interest in Licensee, which consisted of 100 units of interest therein (the “Units”), the rights and obligation as to which are as described in that certain Amended and Restated Operating Agreement of Licensee, dated as of November 3, 2006, as the same may be further amended, restated or supplemented from time to time (the “Operating Agreement”);

WHEREAS, Licensor and Licensee previously entered into a License Agreement (the “License Agreement”), effective as of November 3, 2006, and Licensor and Licensee desire to amend and restate the License Agreement by entering into this Agreement; and

WHEREAS, for clarity, it is acknowledged that ADA-NexCoal, LLC was erroneously referred to in the License Agreement as being a Delaware limited liability company when it was (and is) a Colorado limited liability company, and that ADA-NexCoal, LLC has changed its name to Clean Coal Solutions, LLC.

NOW, THEREFORE, in consideration of the mutual covenants and promises made in this Agreement, the parties hereto, intending to be legally bound hereby, agree to the terms and conditions as follows:

1. DEFINITIONS

Unless otherwise elsewhere defined herein, the following capitalized terms shall have the following meanings:

1.1. “Affiliate” has the meaning ascribed to such term in the Operating Agreement.

1.2. “Bankruptcy” has the meaning ascribed to such term in the Operating Agreement.

1.3. “Board” has the meaning ascribed to such term in the Operating Agreement.

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1.4. “Chemicals Business” means the business of marketing and selling Chemicals and Additives and Technical Engineering Services (as defined in the Chemicals, Equipment and Technical Engineering Services Supply Agreement), specifically pertaining to NOx and mercury emissions controls from cyclone coal-fired boilers.

1.5. “Chemicals, Equipment and Technical Engineering Services Supply Agreement” means that certain Chemicals, Equipment and Technical Engineering Services Supply Agreement, dated as of November 3, 2006, as amended by that certain First Amendment to Chemicals, Equipment and Technical Engineering Services Supply Agreement, dated as of October 26, 2009, by and between Licensor and Licensee, as the same may be further amended, restated or supplemented from time to time.

1.6. “Damages” has the meaning ascribed to such term in the Operating Agreement.

1.7. “Improvements” means those modifications, revisions, derivations, updates, enhancements and improvements of the Technology related to the reduction of NOx and mercury emissions from cyclone boilers that are conceived, discovered, created or developed by or on behalf of Licensor, which Improvements will automatically and without any further action on the part of Licensor or Licensee, become part of the Technology (and part of the Technology License).

1.8. “Know-How” means technical information, ideas, concepts, confidential information, trade secrets, know-how, discoveries, inventions, processes, methods, formulas, source and object codes, data, programs, other works of authorship, improvements, developments, designs and techniques related to the reduction of NOx and mercury emissions from cyclone coal-fired boilers other than as embodied in the Patents, that are owned or controlled by Licensor during the Term and that are necessary or desirable to use the Patents for the purpose of the license granted in Section 2 hereof.

1.9. “Law” has the meaning ascribed to such term in the Operating Agreement.

1.10. “Licensed Property” means any products or methods related to the reduction of NOx and mercury emissions from cyclone coal-fired boilers, whether owned by Licensor or licensed by Licensor now or hereafter, that are (i) covered by any Valid Claim(s) contained in any of the Patents, and/or (ii) based on the products, processes or methods developed using the Technology.

1.11. “Patents” means: (i) U.S. Patent No. 6,773,471 B2 entitled “Low Sulfur Coal Additive for Improved Furnace Operation” issued on August 10, 2004; (ii) U.S. Patent No. 6,729,248 B2 entitled “Low Sulfur Coal Additive for Improved Furnace Operation” issued on May 4, 2004; (iii) Patent Application No. 10/209,083 entitled “Low Sulfur Coal Additive for Improved Furnace Operation” filed July 30, 2002; (iv) U.S. Provisional Patent Application Serial No. 60/730,971 entitled “Additives for Catalysis of Mercury Oxidation in Coal-Fired Power Plants” filed October 27, 2005; and (v) any and all continuations, continuations-in-part, and divisionals, and all patents issuing which are based on such applications, and all reissues, reexaminations, or extensions thereof, as well as any foreign counterparts, continuations,

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continuations-in-part or divisions thereof and patents and patent applications on any improvements, advancements, modifications, revisions or developments that are developed by or for Licensor, together with any other patents (U.S. or foreign and even if not listed herein) that share a common claim of priority with said patents or that, as mutually agreed upon in good faith by the parties, cover inventions substantially similar to said patents.

1.12. “Purchase Agreement” means the Purchase and Sale Agreement, dated as of November 3, 2006, as amended by that certain First Amendment to Purchase and Sale Agreement, dated as of October 26, 2009, by and among Licensor, Licensee and NexGen Refined Coal, LLC, as the same may be further amended, restated or supplemented from time to time.

1.13. “Section 45 Business” means each business of the Licensee or an affiliate of the Licensee in respect of which, intra alia, the Licensee shall have “placed in service” a refined coal production facility prior to January 1, 2010, for the production of “refined coal” in accordance with Section 45 (“Section 45”) of the Internal Revenue Code of 1986, as amended, (the “Code”) to be used to reduce NOx and mercury emissions in cyclone coal-fired boilers, and as to which Licensee has entered into an agreement or agreements to sell a qualified facility to a third party, and such third party would be thereafter entitled to Section 45 tax credits (as provided for under Section 45 for the operation of a “refined coal production facility” as set forth in such Section 45(d)(8) of the Code or any successor provision thereto) as a result of operating such facility, specifically pertaining to NOx and mercury emissions controls from cyclone coal-fired boilers. The foregoing January 1, 2010 date shall be extended from time to time to be coterminous with any extension of the January 1, 2010 date currently in Section 45(d)(8) of the Code or with any alternative extension or the elimination of the “placed in service” deadline for a “refined coal production facility” provided for in such Section 45(d)(8).

1.14. “Section 45 Tax Credits” means the tax credits provided for under Section 45 of the Code and/or under any amendment or re-codification of Section 45 of the Code.

1.15. “Technology” means the Patents and the Know-How specifically pertaining to NOx and mercury emissions control for cyclone coal-fired boilers, as well as any Know-How developed or acquired after the Effective Date which is based on the knowledge contained in the Patents, whether or not such Know-How becomes the subject of a patent application during the Term; provided, however, that such Know-How shall be a trade secret of Licensor until such time as it is the subject of a published patent application.

1.16. “Term” means the period that commenced on November 3, 2006, and ends on the date provided in Section 5.1 herein.

1.17. “Territory” means the United States and each foreign country in which the Patents exist or in which Licensor intends or has been requested by Licensee to file patent applications related to the Technology.

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1.18. “Valid Claim(s)” means any claim contained in an issued and unexpired patent included within the Patents that has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, or unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer.

2. GRANT OF LICENSE

2.1. In consideration of the issuance by Licensee of the Units, and in accordance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee a fully paid-up, royalty-free, non-transferable license under the Technology to make or have made the Licensed Property and to use, sell, lease, offer to sell, import or otherwise dispose of the Licensed Property in the Territory (the “Technology License”) during the Term.

2.2. In addition, Licensor shall at all times during the Term promptly and fully disclose in writing to Licensee all Improvements, and each of such Improvements shall automatically become part of the Licensed Property and subject to the Technology License.

2.3. Licensee may, from time to time, sub-license to any third party or parties any or all rights under the Technology License (each a “Sublicensee”).

2.4. The Technology License shall be exclusive even as to Licensor for purposes of engaging in (a) the Chemicals Business and/or (b) a Section 45 Business for the purpose of monetization of Section 45 Tax Credits, or similar tax credits in a jurisdiction other than the United States, and doing any and all things necessary or incidental thereto.

3. PATENT MARKING

Licensee agrees that all Licensed Property shall be marked (e.g., with U.S. Patent Nos. 6,773,471 B2, or 6,729,248 B2 or “Patents Pending,” as appropriate) in a manner sufficient to give proper legal notice under the applicable patent laws. In the event that it is not practicable to affix the patent marking onto the Licensed Property directly, Licensee will affix the patent numbers or the term “Patents Pending” to literature that accompanies the Licensed Property in a manner sufficient to give proper legal notice under the applicable patent laws. With respect to any Licensed Property for which a patent issues, as soon as reasonably practicable after the issuance of the patent, Licensee shall mark the Licensed Property or the literature relating thereto with the patent number of any patent that is licensed to Licensee pursuant to this Agreement.

4. TECHNICAL ASSISTANCE AND IMPROVEMENTS

4.1. Licensor shall be available to provide any technical assistance relating to the development, marketing and deployment of the Licensed Property without charge to Licensee provided, however, that Licensee shall pay all of Licensor’s reasonable, related travel and lodging expenses that have been pre-approved in writing by Licensee.

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4.2. Licensor shall promptly and fully advise Licensee of any Improvements, it being understood that any Improvements made by Licensor during the Term shall be the property of Licensor, and shall be included within the Licensed Property and the Technology and thereby made a part of the Technology License granted to Licensee for the remaining duration of this Agreement. The expenses of filing and prosecuting any patent application relating to such Improvements shall be borne by Licensor, if deemed reasonable by unanimous consent of the Board governing the Licensee.

4.3. Any inventions or improvements that may be developed during the Term by Licensee or by Licensee and Licensor jointly with respect to the subject matter of the Technology shall be assigned to Licensor and shall be included within the Licensed Property and the Technology and thereby made a part of the Technology License granted to Licensee hereunder for the remaining duration of this Agreement. The expenses of filing and prosecuting any patent application relating to any such improvements shall be borne by Licensor, if deemed reasonable by unanimous consent of the Board governing the Licensee; provided, however that Licensee shall reasonably assist Licensor, at Licensor’s sole expense, to obtain full ownership rights, including, but not limited to, patent rights in and to the subject improvements or inventions.

5. TERM AND TERMINATION UPON DEFAULT

5.1. Term. This Agreement shall remain in full force and effect during the Term, and unless sooner terminated pursuant to Section 5.2 or 5.3 herein, the Term shall terminate upon the later to occur of (a) the date upon which there no longer any patent applications related to the Technology pending in any domestic or foreign patent office and (b) the date of the expiration of the last to expire without renewal of any patent included in the Technology.

5.2. Termination Upon the Occurrence of Certain Events. Licensor shall have the right to terminate the Term immediately in the event of the Bankruptcy of Licensee or the dissolution or liquidation of Licensee in accordance with the terms of the Operating Agreement.

5.3. Other Termination. Either party may terminate the Term upon providing written notice to the other party if the other party shall commit any material default or breach of any covenant or agreement contained herein and shall fail to remedy any such material default or breach within thirty (30) days after receiving written notice describing in reasonable detail the material default or breach from the non-defaulting or non-breaching party.

5.4. Effect of Termination. Upon termination of the Term under Section 5.1 or by Licensor under Section 5.2 (Termination Upon the Occurrence of Certain Events) or under Section 5.3 (Other Termination), all license rights granted to Licensee hereunder shall immediately terminate. Upon termination of the Term by Licensee under Section 5.3 (Other Termination), all license rights granted to Licensee hereunder shall extend for what would have been the balance of the Term but for such termination. Upon the termination of the Term pursuant to Section 5.1 herein, each sublicense of the Technology to a Sublicensee shall terminate. Upon the termination of the Term pursuant to Section 5.2 or 5.3 herein, the Licensor shall be deemed to have licensed the Licensed Property to each Sublicensee upon the same terms

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and conditions and as a continuation of the sublicense by the Licensee to such Sublicensee, without any further action on the part of any party and without interruption, and the Licensor shall execute an agreement memorializing such continuation of the sublicense upon the request of such Sublicensee.

6. REPRESENTATIONS AND WARRANTIES

6.1. By Licensee. Licensee represents and warrants to Licensor that it has the right and authority to enter into this Agreement and perform its obligations hereunder and this Agreement constitutes the legal, valid and binding obligation of Licensee enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.2. By Licensor. Licensor represents, warrants and covenants to Licensee that (a) it has the right and authority to enter into this Agreement and perform its obligations hereunder and this Agreement constitutes the legal, valid and binding obligation of Licensor enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (b) it owns all right, title and interest in and to the Patents and Know-How and has the full right and authority to grant the licenses set forth in Section 2 (Grant of License), (c) there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of said licenses and Licensor has the right to grant the licenses set forth in Section 2 without seeking the approval or consent of any third party, (d) none of the Patents have been invalidated either wholly or partly by a court of law within the United States or abroad or by the United States Patent and Trademark Office or any of its foreign equivalents and there are no proceedings to do so as of the Effective Date, (e) to Licensor’s best knowledge, the Patents are valid and enforceable as of the Effective Date, (f) to Licensor’s best knowledge, neither the Patents nor the Know-How infringe or misappropriate any patent, trade secret or other intellectual property right of any third party, and (g) Licensor has not threatened or initiated any claim, suit or proceeding against any third party alleging that such third party has infringed or misappropriated any rights under the Patents and/or Know-How and, to the knowledge of Licensor, no third party is infringing or misappropriating any such rights.

7. DISCLAIMER

Unless expressly set forth in this Agreement, nothing herein shall be construed as: (a) a representation, warranty, or admission by either party as to the validity, scope or enforceability of the Patents; (b) a representation or warranty that the manufacture, sale, lease, deployment, use or other transfer of Licensed Property will be free from infringement of patents other than the Patents; or (c) a representation or warranty as to the accuracy or suitability of any information disclosed or claimed in the Patents to produce a successful process or product. Determination of the commercial efficacy and suitability of the subject matter of the Patents’ intended uses, as disclosed in the Patents, is to be made solely by Licensee, subject to any obligations of Licensor specifically set forth in the Operating Agreement.

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8. LIMITATION OF LIABILITY

WITH THE EXCEPTION OF LICENSOR’S OBLIGATIONS UNDER SECTION 10.2 (INFRINGEMENT INDEMNITY) OR ANY WILLFUL MISCONDUCT OR GROSS NEGLIGENCE BY A PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT.

9. MAINTENANCE OF PATENT RIGHTS

Subject to the limitations set forth in Section 9.3 hereof, at all times hereunder, Licensor shall be solely responsible for and shall pay all fees, costs or expenses of any nature required to prosecute, defend or maintain the Patents, so long as commercially reasonable for Licensee as follows:

9.1. Prosecution and Maintenance. Licensor will, at its sole expense, continue to diligently prosecute any and all patent applications in the Patents and, with respect to all issued patents within the Patents, maintain the Patents during the Term. In connection with the prosecution of said patent applications and maintenance of the Patents, Licensor will provide to Licensee copies of all filings and correspondence sent and correspondence received by Licensor related thereto. In addition, Licensor will throughout the Term use best efforts to maintain and enhance the scope of the Valid Claim(s) and, if any claim contained in an issued and unexpired patent included within the Patents is held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, then Licensor will, at its sole expense, use reasonable commercial efforts to create, develop and/or secure functionally equivalent workarounds and, where appropriate, prosecute patent applications and or patents for the same, which patent applications and/or patents will automatically be included within the Patents.

9.2. Failure to Prosecute or Maintain. If Licensor determines, for any reason, not to diligently prosecute or maintain the Patents, then Licensor will promptly notify Licensee in writing of the same. If it comes to the attention of Licensee that Licensor, for any reason, is not diligently prosecuting or maintaining the Licensed Patent(s), then in the event of Licensor’s discontinuance of prosecution or maintenance of the Patents, Licensor will assign the Licensed Patent(s) to Licensee.

9.3. Limitation on Obligations of Licensee to Prosecute, Defend or Maintain the Patents. Notwithstanding Licensor’s obligation as set forth in this Section 9 or under any other section of this Agreement, in no event shall Licensor be obligated to expend in excess of Five Hundred Thousand Dollars ($500,000) (on a cumulative basis beginning on the Effective Date)

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to prosecute, defend or maintain the Patents, which amount shall include all costs, fees and expenses incurred by Licensor to do so. Once Licensor has expended such amount, any costs, fees or expenses necessary to prosecute, maintain or defend the Patents shall, as between Licensor and Licensee, become the sole obligation of Licensee. Licensor shall maintain complete and accurate records of all costs, fees and expenses it incurs to prosecute, defend or maintain the Patents for the Term and for three years after the termination of this Agreement, and shall provide copies of such records to Licensee upon request.

10. PROTECTION OF LICENSED PROPERTY

10.1. Enforcement of Patents.

10.1.1. It shall be the obligation of Licensor, at its sole cost and expense, in Licensor’s name, to protect and enforce the Patents and to prosecute or settle any third party infringement of the Patents during the Term. Licensor shall not enter into any settlement, consent judgment or other voluntary final disposition of the matter without the prior written consent of Licensee, which shall not be unreasonably withheld or delayed. Any recovery obtained in an action brought by Licensor shall be distributed as follows: (i) Licensor shall be reimbursed for any and all expenses and attorneys’ fees incurred in the action; and (ii) the parties shall share equally in the remaining damages award, whether it be for ordinary, special or punitive damages.

10.1.2. If Licensor determines, for any reason, not to diligently enforce the Patents (in which case Licensor will promptly notify Licensee in writing of the same) or if it comes to the attention of Licensee that Licensor, for any reason, is not diligently enforcing the Patents then (i) Licensee will have the right to enforce the Patents at Licensee’s sole expense, (ii) if requested by Licensee, Licensor will cooperate in Licensee’s prosecution or defense of any litigation or settlement activities hereunder, provided that Licensee will reimburse Licensor for all reasonable costs incurred by Licensor as a result of such cooperation and (iii) any recoveries will be awarded solely and exclusively to Licensee.

10.2. Infringement Indemnity. Licensor will defend, indemnify and hold harmless Licensee and its Affiliates and their respective members, managers, stockholders, officers, employees, agents, representatives and attorneys against any Damages arising from or in connection with any claim that (i) any portion of the Licensed Property covered under a Patent and/or the Know-How infringes or misappropriates a third party patent, trade secret, trademark or other intellectual property right or (ii) challenges the validity of any of the Patents or the rights granted to Licensee hereunder. Licensee shall: notify Licensor in writing no later than 30 days after receiving written notice of the claim, or sooner if required by applicable law; grant Licensor sole control of the defense and all related settlement negotiations; and provide Licensor, at Licensor’s expense, with the reasonable assistance, information and authority necessary to perform Licensor’s obligations hereunder. If said portion of the Licensed Property is, or in the opinion of Licensor may reasonably become, the subject of any claim, suit or proceeding for infringement of a United States Patent, or if it is adjudicatively determined that said portion of the Licensed Property, infringes any United States Patent, or if the development, manufacture or deployment of the Licensed Property is, as a result, enjoined, then (i) Licensor shall procure for

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Licensee and Licensor the right under such United States Patent to manufacture, develop and deploy or sublicense, as appropriate, the Licensed Property or such part thereof; or (ii) Licensor shall suitably modify the Licensed Property or part thereof to be non-infringing. Except as otherwise set forth in this Agreement, this Section 10.2 states Licensor’s entire liability and Licensee’s exclusive remedy for infringement or invalidity.

10.3. Protection and Enforcement of Know-How and Trade Secrets. Licensor will at all times during the Term use reasonable efforts to preserve and protect the confidentiality of all portions of the Know-How that constitute “trade secrets” as that term is defined in the Uniform Trade Secret Act (the “Trade Secrets”). Furthermore, if it comes to the attention of Licensor that any Trade Secret has been misappropriated by any third party, then Licensor will use all reasonable efforts, including without limitation legal actions, to preserve and protect the confidentiality of the Trade Secret and to prevent such third party from any and all uses of the Trade Secret, so long as doing so is commercially reasonable for the benefit of Licensee.

11. INVALIDITY

Unless otherwise agreed upon by the parties, this Agreement shall not terminate in the event of (i) a lawsuit involving the issue of the validity of any claims of any of the Patents in which such claims are held to be invalid by a final judgment from which no appeal is taken; or (ii) the unsuccessful prosecution of Patent Application No. 10/209,083 and U.S. Provisional Patent Application Serial No. 60/730,971.

12. CONFIDENTIALITY

Licensee and Licensor acknowledge and agree that the Technology, Licensed Property and Know How embodied therein, are “Confidential Information” as defined in the Operating Agreement, and that they shall be bound by Section 11.8 of the Operating Agreement, entitled “Confidentiality” with respect to such Confidential Information.

13. GENERAL

13.1. Notices. All notices provided for in this Agreements shall be effective when received either by (i) personal delivery or (ii) three days after deposit, postage prepaid, in the United States Mail, sent registered or certified, addressed to the parties respectively at the following addresses:

If to Licensor:	ADA-ES, Inc.
8100 SouthPark Drive, Unit B
Littleton, CO 80120
Attn: Dr. Michael Durham
Fax: (303) 734-0330

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If to Licensee:	Clean Coal Solutions, LLC
Attn: Charles S. McNeil
c/o NexGen Refined Coal, LLC
3300 South Parker Road, Suite 310
Aurora, CO 80014
Fax: (303) 751-9210

13.2. Governing Law. This Agreement will be governed by the laws of the State of Colorado without regard to the conflicts of law provisions thereof.

13.3. Integration. This Agreement amends and restates in its entirety the License Agreement and constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior representations, assurances, courses of dealing, agreements, and undertakings, whether written or oral, between the parties concerning such subject matter. This Agreement will mutually benefit and be binding upon the parties, their successors and assigns.

13.4. Amendment. This Agreement may not be amended or modified except by written agreement signed by authorized representatives of the parties.

13.5. Independent Contractors. The relationship between the parties hereto is that of independent contractors, and nothing herein will be construed to create a partnership, joint venture, employment, or agency relationship between the parties. Neither party will have any authority to enter into agreements or make any statements, representations or commitments or take any action of any kind on behalf of the other, and neither party will have any other power or authority to bind or obligate the other in any manner to any third party.

13.6. No Third Party Beneficiaries. Nothing in this Agreement is intended to, or shall, create any third party beneficiaries.

13.7. Severability. If any provision of this Agreement is construed to be invalid or unenforceable, such provision will be deemed to be limited or modified to the minimum extent necessary so that this Agreement shall remain in full force and effect and, as so limited or modified, remain enforceable.

13.8. Waiver. The provisions of this Agreement may be waived only with the consent of the parties. The failure of a party to enforce its rights under this Agreement for any period will not be construed as a waiver of such rights.

13.9. Headings. Headings contained in this Agreement are for ease of reference only and will have no legal effect.

13.10. Counterparts and Facsimiles. This Agreement may be executed on facsimile copies in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same Agreement.

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13.11. Survivability on Termination. The provisions of Sections 5.4 (Effects of Termination), 7 (Disclaimer), 8 (Limitation of Liability), 10.2 (Infringement Indemnity), 12 (Confidentiality) and 13 (General), and any other provision hereof which, by its terms, expressly provides that it survive termination of the Term shall survive the termination of the Term for any reason. All other rights and un-accrued obligations of the parties shall cease upon termination of the Term or any other termination of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

ADA-ES, INC. (Licensor)		CLEAN COAL SOLUTIONS, LLC (Licensee)

By:	/s/ Mark H. McKinnies	By:	/s/ Charles S. McNeil

Name:	Mark H. McKinnies	Name	Charles S. McNeil

Title:	SVP & CFO	Title:	Manager

Date:	June 11, 2010	Date:	June 11, 2010

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